SECOND AMENDMENT TO
EXCHANGEABLE SENIOR SUBORDINATED NOTE

This SECOND AMENDMENT TO EXCHANGEABLE SENIOR SUBORDINATED NOTE (this “Amendment”) is made and entered into as of July 31, 2008, by and among PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines (the “Company”), and Merrill Lynch Global Emerging Markets Partners, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Holder”).

W I T N E S S E T H:

A.           Reference is made to that certain USD$4,000,000 10.00% Exchangeable Senior Subordinated Note dated as of July 3, 2003, executed by the Company in favor of the Holder, as amended by that certain First Amendment to Exchangeable Senior Subordinated Note dated as of May 30, 2008, by the Company and the Holder (as the same may be further amended, restated, modified, or supplemented from time to time, the “Note”);

B.           The Company has requested that the Holder agree to amend the Note to extend the Maturity Date to August 15, 2008.  The Holder has informed the Company that it is willing to permit such amendment and modification, subject to the terms and conditions hereinafter set forth; and

C.           The parties to the Note desire to amend the Note by this Amendment to reflect such agreements, modifications and amendments.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Unless otherwise specifically defined herein, each term used herein that is defined in the Note shall have the meaning assigned to such term in the Note.

2.           Amendment.  Subject to Section 3 hereof, the phrase “July 31, 2008” as the definition of “Maturity Date” in the initial paragraph of the Note is amended and restated to read “August 15, 2008”.

3.           Effectiveness.  It shall be a condition precedent to the effectiveness of this Amendment that each of the following conditions are satisfied:

a.           Amendment.  The Holder’s receipt of this Amendment, duly executed by the Company.

b.           No Event of Default.  No Event of Default shall have occurred and be continuing or shall result from this Amendment.

4.           Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

a.           Due Authorization and Enforceability.  It has the authority to execute this Amendment, and this Amendment has been duly authorized, executed and delivered by it, and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

b.           No Event of Default.  On and as of the date hereof, no Event of Default exists.

5.           Miscellaneous.

a.           No Other Amendments.  Except as provided in Section 2 above, nothing contained in this Amendment shall amend or otherwise modify the terms of the Note, which shall remain in full force and effect.

b           Limitation on Agreements.  The amendments set forth herein are limited precisely as written and shall not be deemed: (i) to be a consent under or waiver of any other term or condition in any other agreement between the Company and the Holder; or (ii) to prejudice any right or rights which the Company or the Holder now has or may have in the future under, or in connection with the Note, as amended hereby, or any of the other agreements referred to herein or therein.  From and after the date hereof, all references in any other agreement between the Company and  the Holder to the Note shall be deemed to be references to the Note after giving effect to this Amendment, and each reference to “hereof,” “hereunder,” “herein” or “hereby” and each other similar reference and each reference to “this Note” and each other similar reference contained in the Note shall from and after the date hereof refer to the Note as amended hereby.

c.           Ratification.  The Company hereby ratifies, confirms and agrees that, following the effectiveness of this Amendment, the Note or any of the other documents or actions referred to herein or therein shall continue to be binding against each party and remain in full force and effect.

d.           Headings.  The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

e.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one document.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

f.           GOVERNING LAW; JURISDICTION.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF NEW YORK.  IN ANY ACTION OR PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AMENDMENT, THE PARTIES HERETO CONSENT TO BE SUBJECT TO THE JURISDICTION AND VENUE OF (A) THE SUPREME COURT OF THE STATE OF NEW YORK IN AND FOR THE COUNTY OF NEW YORK, AND (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  THE PARTIES HERETO CONSENT TO SERVICE OF PROCESS IN ANY ACTION COMMENCED HEREUNDER BY ANY METHOD OR SERVICE ACCEPTABLE UNDER FEDERAL LAW OR THE LAWS OF THE STATE OF NEW YORK.

Remainder of Page Intentionally Left Blank.
Signature Page(s) Follow(s).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

PSI TECHNOLOGIES, INC.

By:	/s/ Arthur J. Young, Jr.
	Name:	Arthur J. Young, Jr.
	Title:	President and Chief Executive Officer

HOLDER:

MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC

By:	Merrill Lynch Global Emerging Markets Partners, L.P., as its Managing Member

By:	Merrill Lynch Global Capital, L.L.C., as its General Partner

By:	Merrill Lynch Global Private Equity, Inc., as its Managing Partner

By:	/s/ Christopher Birdsak
	Name:	Christopher Birdsak
	Title:	Managing Director